February 11, 2005

Board of Directors

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

Ladies and Gentlemen:

We have acted as counsel to RGC Resources, Inc. (the “Company”), a Virginia corporation, in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”), to which this opinion is an exhibit. The Registration Statement pertains to the registration of 357,100.285 common shares of the Company (the “Common Shares”) available for issuance under the Company’s Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection herewith, we have examined and relied upon the original or a copy of (i) the Articles of Incorporation and the Bylaws of the Company, each as amended to date; (ii) certain actions of the Board of Directors and/or shareholders of the Company; and (iii) the Registration Statement. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have relied upon a certificate of an officer of the Company, without independently checking or verifying the accuracy of such certificate.

We are members of the Bar of the Commonwealth of Virginia and have been retained to express the opinions below from the standpoint of the laws of the Commonwealth of Virginia only. We are not experts in and express no opinion herein with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia.

1. The Company is validly existing under the corporate laws of the Commonwealth of Virginia; and

2. The Common Shares, when issued in accordance with the terms of the Plan, will be, legally issued, fully paid and non-assessable.

Board of Directors

RGC Resources, Inc.

February 11, 2005

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Shares.

Very truly yours,

WOODS ROGERS PLC

/s/ Woods Rogers PLC